As filed with the Securities and Exchange Commission on March 24, 2000
                                                     Registration No. 333-78319

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 1

                                       to

                       Registration Statement on Form S-2
                        Under the Securities Act of 1933

                                 FIBERCHEM, INC.
             (Exact Name of Registrant as Specified in Its Charter)

          DELAWARE                        2834                  84-1063897
(State or Other Jurisdiction        (Primary Standard        (I.R.S. Employer
     of Incorporation or        Industrial Classification   Identification No.)
        Organization)                 Code Number)

                            1181 Grier Drive, Suite B
                             Las Vegas, Nevada 89119
                                 (702) 361-9873

(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

                                Mr. Melvin Pelley
                             Chief Financial Officer
                                 FiberChem, Inc.
                            1181 Grier Drive, Suite B
                             Las Vegas, Nevada 89119

                                   Copies to:

                             Elliot H. Lutzker, Esq.
                             Snow Becker Krauss P.C.
                                605 Third Avenue
                               New York, NY 10158
                               Tel: (212) 687-3860
                               Fax: (212) 949-7052

         Approximate Date of Proposed Sale to the Public: As soon as practicable after this post-effective amendment to the registration statement becomes effective.

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this form, check the following box. / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                    * * * * *

                         CALCULATION OF REGISTRATION FEE

      TITLE OF                                                PROPOSED            PROPOSED
     EACH CLASS                                               MAXIMUM             MAXIMUM
    OF SECURITIES                    AMOUNT                   OFFERING            AGGREGATE           AMOUNT OF
       TO BE                         TO BE                   PRICE PER            OFFERING          REGISTRATION
     REGISTERED                    REGISTERED                 UNIT(1)              PRICE                 FEE
   ---------------                ------------              -----------          -----------       --------------
Common Stock,                   1,425,500 shares (2)          $0.14(3)             $199,570             $55.48
$.0001 par value

Class E Common Stock              300,000 wts. (4)            $  .90(5)            $270,000             $75.06
Purchase Warrants

Common Stock,                     300,000 shares(6)(7)           (8)                 (8)                  (8)
$.0001 par value



TITLE OF                                                  PROPOSED              PROPOSED
EACH CLASS                                                MAXIMUM               MAXIMUM
OF SECURITIES                  AMOUNT                     OFFERING              AGGREGATE              AMOUNT OF
TO BE                          TO BE                      PRICE PER             OFFERING               REGISTRATION
REGISTERED                     REGISTERED                 UNIT(1)               PRICE                  FEE
--------------              ---------------              -----------           -----------            --------------
Common Stock,                 692,742 shares (7)(9)        $  .23                $  159,330           $  44.29
$.0001 par value

Common Stock,               1,280,411 shares(7)(10)        $  .23                $  294,495           $  81.87
$.0001 par value

Common Stock,               3,333,333 shares(7)(11)        $ 1.00                $3,333,333           $ 926.67
$.001 par value

Common Stock,               75,000 shares(7)(12)           $  .90                $   67,500           $  18.77
$.0001 par value

Class E Common              3,408,333 wts.(13)             $  .90 (5)            $3,067,500           $ 852.77
Stock Purchase
Warrants

Common Stock,               3,408,333 shares(6)(7)           (8)                    (8)                  (8)
$.0001 par value

Common Stock,               200,000 shares (14)            $  .18                $   36,000           $  10.00
$.0001 par value

Common Stock,               200,000 shares (14)            $  .50                $  100,000           $  27.80
$.001 par value

Common Stock,               200,000 shares (14)            $ 1.00                $  200,000           $  55.60
$.0001 par value

Total                       11,115,319 shares                                    $7,727,728           $2,148.31
                                                                                                        (15)

----------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended.

(2) Consists of outstanding shares of outstanding common stock being offered by selling securityholders.

(3) Pursuant to Rule 457(c) under the Act, the registration fee has been calculated based upon the $.14 per share closing price of the common stock on May 7, 1999, as reported by the National Quotation Bureau, Inc.

(4) Consists of Class E common stock purchase warrants offered by the selling securityholder("Class E Warrants").

(5) Pursuant to Rule 457(g) under the Act, the registration fee has been calculated on the basis of the highest price at which the warrants may be exercised.

(6) Consists of shares of common stock issuable upon exercise of the warrants being offered by the selling securityholders.

(7) Pursuant to Rule 416, this registration statement also covers such indeterminable additional shares as may become issuable as a result of anti-dilution adjustments in accordance with the terms of the warrants.

(8) Pursuant to Rule 457(i) under the Act, no additional registration fee is required for the securities.

(9) Consists of shares of common stock issuable upon exercise of warrants issued as partial consideration for the services of a placement agent in connection with the offering of 8% Senior Convertible Notes in February 1996 (the "Note Warrants").

(10) Consists of shares of common stock issuable pursuant to warrants issued as partial consideration for the services of a placement agent in connection with the Regulation S offering in May 1996 (the "May 1996 Warrants").

(11) Consists of shares of common stock issuable upon exercise of warrants issued as part of a foreign offering in May 1996 ("Reg S Warrants").

(12) Consists of shares of common stock issuable upon exercise of warrants issued as partial consideration for consulting services (the "Consultant Warrants")

(13) The Registrant is offering to exchange to the holders of the Reg S Warrants and Consultant Warrants, on a one-for-one basis, Class E Warrants (the "Exchange Warrants").

(14) Consists of shares of common stock issuable upon the exercise of options.

(15)     The fee of  $2,148.31 was paid on May 12, 1999.


===============================================================================

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================

         In accordance with Rule 429, the prospectus included in this Registration Statement also relates to the offering of securities included in Registration Statement No. 333-46555, declared effective October 23, 1998, and Registration Statement No. 33-73782, declared effective February 2, 1994.

                                EXPLANATORY NOTE

         In accordance with Rule 429, the prospectus included in this Amendment No. 1 to Registration Statement on Form S-2 relates to the offering of 16,664,240 shares of common stock, 935,765 class D warrants and 2,722,199 class E warrants, of which (i) 5,607,333 shares are included in this Registration Statement (ii)1,895,175 shares of common stock and 935,765 class D warrants are included in Registration Statement No. 33-73782 declared effective by the Securities Exchange Commission February 2, 1994 (iii) 9,161,732 shares and 2,722,199 class E warrants are included in Registration Statement 333-46555, declared effective by the Securities and Exchange Commission October 23, 1998.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION - DATED MARCH 24, 2000
                                 FIBERCHEM, INC.
                16,664,240 SHARES OF COMMON STOCK, $.0001 PAR VALUE
                  935,765 CLASS D COMMON STOCK PURCHASE WARRANTS
                 2,722,199 CLASS E COMMON STOCK PURCHASE WARRANTS

                             -----------------------

     This prospectus covers 16,664,240 shares of common stock, consisting of

                  - 13,712,187 shares offered by FiberChem on exercise of outstanding warrants and options and the re-sale by selling securityholders of 3,657,964 of those shares

                  - 2,952,053 outstanding shares offered by selling securityholders.

         The prospectus also covers 935,765 class D warrants and 2,722,199 class E warrants of FiberChem being offered by selling securityholders.

         The common stock, class D and class E warrants are speculative investments and involve a high degree of risk. You should read the description of certain risks under the caption "Risk Factors" beginning on page 3 before purchasing the common stock or warrants.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The common stock and class E warrants are quoted on the Over-The-Counter Electronic Bulletin Board ("OTCBB") under the symbol "FOCS" and "FOCSZ". On March 22, 2000, the closing price per share of common stock on the OTCBB was $1.09 and the closing price per class E warrant was $.50. The class D warrants have traded only sporadically and have not been quoted on any market for more than the past two years.

         Our executive offices are located at 1181 Grier Drive, Suite B, Las Vegas, Nevada 89119, and our telephone number is (702) 361-9873.

                THE DATE OF THIS PROSPECTUS IS ___________, 2000.

                                                                             2
                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements incorporated by reference or appearing elsewhere in this prospectus. This prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. FiberChem's actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, FiberChem's lack of profitability, ability to continue as a going concern, intense competition in the industry, and the other risks discussed in "Risk Factors," as well as those discussed elsewhere in this prospectus.

                          INFORMATION ABOUT THE COMPANY

         FiberChem develops, produces, markets and licenses its patented fiber optic chemical sensor ("FOCS-Registered Trademark-") technology which detects and monitors hydrocarbon pollution in the air, water and soil. FiberChem has developed a range of products and systems based on FOCS-Registered Trademark-, which provide IN SITU and continuous real-time information reporting. Products based on its FOCS-Registered Trademark- technology currently being marketed by FiberChem include the PetroSense-Registered Trademark- PHA-100 series of portable analyzers, the CMS-4000 and 5000 Continuous Monitoring Systems and the OilSense-4000-TM- System. These products detect and measure petroleum hydrocarbon concentrations in a variety of applications, including groundwater, waste water, storm water and process water streams on offshore platforms. FiberChem is also developing for commercial use a range of chemical sensors based on its Sensor-on-a-Chip-Registered Trademark- technology for a wide variety of environmental, consumer, commercial, industrial, automotive and military applications.

         On December 6, 1999, FiberChem and Intrex Data Communications Corp. agreed to a business combination of FiberChem and Intrex. The agreement provides for the issuance to Intrex shareholders of approximately 63 million shares of FiberChem common stock, which would result in the shareholders of each company having an approximately equal interest in the combined enterprise to be renamed DecisionLink, Incorporated. The transaction is subject to usual closing conditions and a requirement that FiberChem have available $5,000,000 in new financing proceeds. We cannot assure you that we will be able to raise these additional funds or otherwise complete the transaction.

         Intrex is a private company which provides proprietary Internet and communications technology for communicating data to or from remote or mobile assets on a real time basis using wireless, satellite and cellular data systems. Data is routed through Intrex's global data network which acts as a data gateway and applications service provider allowing customers to monitor and control remote or mobile assets such as gas wells, pipelines, compressors, storage tanks, offshore platforms, or service vehicles directly from a desktop PC. If the transaction is consummated FiberChem believes Intrex's markets will open new business opportunities for FiberChem's sensor technology.

         We file reports, proxy statements and other information with the SEC. You may read and copy any document we file at the Public Reference Room of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the SEC at Seven World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400,

Chicago, Illinois 60661-2511. Please call 1-800-SEC-0330 for further information concerning the Public Reference Room. Our filings also are available to the public from the SEC's website at www.sec.gov. We distribute to our stockholders annual reports containing audited financial statements.

Information Incorporated by Reference

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. This prospectus is accompanied by and incorporates by reference the documents listed below.

         1. Annual Report on Form 10-KSB for the fiscal year ended September 30, 1999, and
         2. Quarterly Report on Form 10-QSB for the fiscal quarter ended December 31, 1999.
         3. Current Report on form 8-K (Date of Earliest Event Reported December 6, 1999).

                                  THE OFFERING

SECURITIES OFFERED:

         - 13,712,187 shares of common stock issuable upon exercise of warrants and options, and the re-sale of 3,657,964 of those shares by selling securityholders

         - 2,952,053 shares of common stock held by selling securityholders

         -        935,765 class D warrants held by selling securityholders

         -        2,722,199 class E warrants held by selling securityholders


OTCBB COMMON STOCK SYMBOL:........................................ FOCS

OTCBB CLASS E WARRANT SYMBOL:.....................................FOCSZ

NUMBER OF SHARES OF COMMON
STOCK OUTSTANDING AS
OF MARCH 17, 2000          ..................................46,618,524

The Class D Warrants have not been quoted on any market for more than the past two years, and no quotations for the Class D Warrants are available.

                                  RISK FACTORS

         The securities offered hereby are speculative and involve a high degree of risk. Accordingly, you as a prospective investor, should carefully consider the following factors relating to an investment in FiberChem.

WE HAVE HAD HISTORICAL OPERATING LOSSES AND HAVE AN ACCUMULATED DEFICIT OF APPROXIMATELY $34.7 MILLION. For the fiscal years ended September 30, 1997, 1998 and 1999, we had net losses of approximately $3,227,000, $2,392,000 and $2,222,000, respectively, and for the three-month periods ended December 31, 1998 and l999 we had net losses of approximately $620,000 and $484,000, respectively, with an accumulated deficit of approximately $34,694,000 at December 31, 1999. We do not expect to obtain sufficient revenues from operations to offset our level of fixed and planned expenditures, and expect that losses will continue for the immediate future.

WE LACK WORKING CAPITAL AND WILL REQUIRE ADDITIONAL CAPITAL. We had working capital at December 31, 1999 of approximately $32,000, as compared with negative working capital of approximately $334,000, at December 31, 1998, an increase in working capital of approximately $366,000. We had working capital of approximately $394,000, at September 30, 1999, and negative working capital of $919,000 at September 30, 1998, representing an increase of working capital of approximately $1,313,000. As long as we continue to lose money and utilize capital to support operations, we will require additional capital. We don't know whether we will be able to obtain additional funding when it is needed, or that such funding, if available, will be obtainable on terms favorable to or affordable to us or on any terms. If we are unable to obtain other financing we may be unable to continue in business. See "Ability to Continue as a Going Concern; Modified Report of Independent Accountants" below.

ABILITY TO CONTINUE AS A "GOING CONCERN"; MODIFIED REPORT OF INDEPENDENT ACCOUNTANTS. Our consolidated financial statements for the year ended September 30, 1999, indicated there is substantial doubt about our ability to continue as a going concern due to our need to generate cash from operations and obtain additional financing. We are seeking at least $5 million in new funds to complete our business combination with Intrex plus additional financing for our operating needs. Accordingly, our ability to continue as a going concern on a short-term or long-term basis is in substantial doubt without permanent funding. In the event we are not able to continue as a going concern, we may have to curtail operations, sell assets or seek protection under the bankruptcy laws.

WE MAY NOT BE ABLE TO PROFITABLY MARKET NEW PRODUCTS UNDER DEVELOPMENT. We have been engaged in the development of new products representing applications of our chemical sensor technology and have had only limited sales of these products to date. Before we can achieve profitable operations we must complete our product development, develop adequate manufacturing capacity for these products and must be able to sell our products to purchasers in adequate volumes and prices to cover our costs and expenses.

In addition, in order to conduct more extensive manufacturing, marketing and sales activities, we will need to implement and improve operational, financial and management information systems, procedures and controls. We do not know whether there will be adequate demand for our products in commercial quantities, that we will be able to manufacture our products at costs that would allow for profitable sales or that, in general, we will be able to develop the operational, financial and management information systems, procedures and controls necessary to operate profitably on a larger scale than at present.

OUR FOCS-Registered Trademark- TECHNOLOGY MAY BECOME OBSOLETE. To date, we have been dependent on the marketing and sale of our fiber optic chemical sensors ("FOCS -Registered Trademark-"). Other technologies exist that compete with the FOCS -Registered Trademark- technology. Although we are also developing a range of sensor products based on our Sensor-on-a-chip -Registered Trademark- technology, we do not know whether any or all of our products will be rendered superfluous or obsolete by research efforts and technological advances made by others. Our failure to successfully market the products incorporating the technologies would have a material adverse effect on our operations. We are also dependent on the successful development and marketing by other entities of products incorporating our sensors.

WE MUST COMPETE WITH LARGER AND FINANCIALLY STRONGER COMPETITORS. Competition in the field of diagnostic sensor and environmental technology is intense. Competition in the underground and aboveground storage tank detection markets have intensified since the promulgation of various state and EPA regulations.

Most of our actual and potential competitors have greater financial resources, more extensive business experience and larger organizations than we possess. Even if we are able to successfully market our FOCS -Registered Trademark-products, we do not know whether larger or better financed companies will develop effective competitive products.

We believe that we will be able to compete favorably. However increased competition could materially adversely affect our business, financial condition and results of operations. Our success in the wireless electronics market will depend heavily upon our ability to provide high quality products and services in select target markets. While we will offer an end to end problem solving system, we will be competing against others offering competitive products and services. Other factors that will affect our success in these markets include our continued ability to attract additional experienced engineering, marketing, sales and management talent.

We believe that we will be able to compete on the basis of price and service. Our success will depend on the ability to anticipate and respond to rapid changes in customer preferences and the introduction of new services. We do not know whether we will be able to compete successfully in our markets.

The wireless communications industry is characterized by frequent introduction of new products and services, and is subject to changing consumer preferences and industry trends, which may adversely affect our ability to plan for future design, development and marketing of our products and services. The markets for micro-electronic products, components and related services are also characterized by rapidly changing technology and evolving industry standards, often resulting in product obsolescence or short product life cycles. We will constantly be required to expend more sums in research and development of new technologies.

EXTENSIVE EFFECT OF GOVERNMENT REGULATION IN ENVIRONMENTAL MONITORING AREA. The EPA regulations regulate the installation, testing, manufacture and maintenance of underground storage tanks. There can be no assurance that our PetroSense-Registered Trademark-Continuous Monitoring System will meet future regulatory requirements. The state and EPA regulations establish timetables for the installation of leak detection equipment in aboveground and underground storage tanks and pipings and are subject to interpretation and subsequent changes. These regulations are the minimum federal requirements; state and local regulators are permitted to enact more stringent standards. The EPA also regulates the monitoring, management and cleanup of storm water-generated pollution and hazardous wastes. We do not know whether other sensor products under development will meet future federal or state regulatory requirements.

WE ARE DEPENDENT ON PATENT PROTECTION OF OUR TECHNOLOGIES. Our FOCS -Registered Trademark- technology, which is proprietary and patented, is our most critical asset. We own numerous United States patents and have additional patent applications pending with the United States Patent and Trademark Office. We also have numerous foreign patents and foreign patent applications pending for our various sensor technologies and devices. We do not know whether such patents will protect us from other persons who develop products that infringe our proprietary rights. Many patents involving fiber optic technology have been issued to others. To our best knowledge, our technologies do not infringe patent or other proprietary rights of others; however, we do not know that such infringement has not occurred or will not occur in the future.

If it were determined that our products infringed the claims of someone else's issued patent, we could be enjoined from making or selling such products or be forced to obtain a license in order to continue the manufacture or sale of the product involved, requiring payment of a licensing fee or royalties of unknown magnitude on sales of the product. In addition, we could be liable for substantial damages, and even the defense of patent litigation can be extremely expensive. We do not know whether, if any such license were required, it would be available or available on terms acceptable to us. Any inability to obtain required licenses on favorable terms, or at all, would adversely affect our business.

We do not know whether our pending patent applications will be allowed, whether any of our issued patents would be upheld, whether any issued patents will provide us with significant competitive advantages, or whether challenges will not be instituted against the validity or enforceability of any patents owned by us and, if instituted, whether such challenges will not be successful. The cost of litigation to uphold the validity of a patent and prevent infringement can be substantial even if we prevail. Furthermore, we do not know whether others will independently develop similar technologies, duplicate our technology or design around the patented aspects of our technology. If patents do not issue from present or future patent applications, we may be subject to greater competition. In addition, our technology might be subject to reverse engineering, allowing competitors to obtain our proprietary technology.

WE HAVE LIMITED PRODUCTS LIABILITY INSURANCE AND EXPOSURE TO UNINSURED RISKS. We have products liability insurance in the amount of $5 million. When we sell any product it may become subject to substantial claims and liabilities from users of such products in excess of our insurance. In the event of an uninsured claim or one in excess of our coverage, our business and financial condition could be materially adversely affected.

WE HAVE LIMITED MANUFACTURING FACILITIES. Our facilities in Las Vegas, Nevada are capable of manufacturing our FOCS -Registered Trademark- and Sensor-on-a-chip -Registered Trademark- products for our current sales volumes. Although alternative assembly operations are currently available, we do not know whether such operations will be available in the future or will be available on terms acceptable to us.

WE ARE DEPENDENT ON THIRD PARTIES FOR MANUFACTURING AND SUPPLY. We currently manufacture only one of the components of our products, although we currently assemble the products ourselves. We have not entered into any formal arrangement with any supplier. Although we believe that there are several potential suppliers for substantially all required components, we might incur delays in meeting delivery deadlines in the event a particular supplier is unable or unwilling to meet our requirements. Suppliers of custom designed components would be more difficult to replace. We do not know whether the cost of third party manufacturing of components or of our products will exceed current estimates. In addition, we are largely dependent on our suppliers to maintain quality control.

WE ARE DEPENDENT UPON KEY PERSONNEL. We are dependent upon the services of Geoffrey Hewitt, Chief Executive Officer, Thomas Collins, President, and Melvin Pelley, Chief Financial Officer, of FCI Environmental, our wholly-owned subsidiary. To the extent that any of their services become unavailable, our business or prospects may be adversely affected. Each is employed pursuant to employment agreements which automatically renew for a one year term unless terminated by either party to the agreements. We do not know whether we would be able to employ qualified persons to replace these key individuals. We carry key man life insurance policies of $3 million, $2 million and $1 million on the lives of Messrs. Hewitt, Collins and Pelley, respectively. We do not know whether we will continue to carry the key man life insurance policies.

WE ARE DEPENDENT ON TECHNICAL AND PROFESSIONAL PERSONNEL. Our ability to produce and market our FOCS -Registered Trademark- products and develop new products is dependent upon the availability and technical abilities of our in-house staff and facilities and/or agreements to be negotiated with third parties. Competition for qualified technical personnel is intense. We do not know whether we will be able to retain independent persons presently employed and be able to attract qualified individuals in the future to satisfy our requirements for technical expertise.

CERTAIN RISKS SPECIFICALLY RELATED TO WIRELESS TECHNOLOGY. Some specific risks facing our wireless technology operations are concentrated on our ability to maintain its technological advantage:


  - The time frame required to marketable products using wireless related technologies - The window of opportunity on these products is estimated to be, at most, 36 months before being made obsolete by improvements in technology.

   - Copiers of the technology - Although our wireless technology will be protected by patents wherever practical, people have attempted and may attempt to replicate our present products. New technology is being developed daily which might allow a competitor to duplicate, through "reverse engineering" or otherwise, our products' functionality.

   - Undeveloped technologies - As new technological developments arise it is possible that one could render present product(s) obsolete. Although unlikely, such a development could draw customers away from wireless related technology until our products are able to match or surpass them.

COMPLIANCE WITH GOVERNMENT REGULATIONS CAN INCREASE COSTS AND SLOW GROWTH. Telecommun-ication and wireless transmissions services are subject to regulation by the Federal Communications

Commission (the "FCC") and sometimes by state regulatory authorities as well. Among other things, these regulatory authorities impose regulations governing the rates, terms and conditions for interstate and intrastate telecommunication services. The federal law governing regulation of interstate telecommunications are the Communications Acts of 1934 and 1996 (the "Communications Acts").

         We believe that we are in substantial compliance with all material laws, rules and regulations governing our operations and have obtained or are in the process of obtaining all licenses, tariffs and approvals necessary for the conduct of its business. In the future, legislation enacted by Congress, court decisions relating to the telecommunications industry, or regulatory actions taken by the FCC or the states in which we operate could have a negative impact on our business. Changes in existing laws and regulations, particularly relaxation of existing regulations resulting in significantly increased price competition, may have a significant impact on our activities and operating results. Adoption of new statutes and regulations and our expansion into new geographic markets could require us to alter our methods of operations, at costs which could be substantial, or otherwise limit the types of services we offer. We cannot assure you that we will be able to comply with additional applicable laws, regulations and licensing requirements.

WE MAY BE ADVERSELY AFFECTED BY A DOWNTURN IN OUR INDUSTRY. Our industry is cyclical and as a result is subject to downturns in general economic conditions and changes in client business and marketing budgets. A downturn in general economic conditions in one or more markets or changes in client business and marketing budgets could have a material adverse affect on our business, financial condition and results of operations of either FiberChem or Intrex.

REGULATORY AND LEGAL UNCERTAINTIES COULD HARM OUR BUSINESS. Several industries in which we operate are subject to varying degrees of governmental regulation. Generally, compliance with these regulations is the responsibility of our clients. However, we could be subject to a variety of enforcement or private actions for our failure or the failure of our clients to comply with these regulations. These actions could have a material adverse affect on our business.

         From time to time state and federal legislation is proposed with regard to the use of proprietary databases of consumer groups. The fact that we generate and receive data from many sources increases the uncertainty of the regulatory environment. As a result, there are many ways both domestic and foreign governments might attempt to regulate our use of our data. Any such restrictions could have a material adverse affect on our business.

         The services we offer both within and outside the United States may be subject to United States and foreign regulations including:

         -        advertising content;

         -        activities requiring customers to send money with mail orders;
                  and

         -        the maintenance and use of customer data held on databases.

RISK FACTORS RELATING TO INTERNET OPERATIONS

INTERNET OPERATIONS' LIMITED HISTORY OF OPERATIONS MAY NOT BE A RELIABLE BASIS FOR EVALUATING OUR PROSPECTS. Because the Internet operations is in a development stage, we have limited operating and financial data to give to you to evaluate our future performance and prospects concerning these entities. Our prospects must be considered in light of the risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business in the Internet industry, which is an evolving industry characterized by intense competition. You must consider the risks, expenses and uncertainties that an early stage business like ours faces. These risks include our ability to:

         - establish awareness of our services to businesses in emerging Internet economies;

         -        expand business-to-business services;

         -        respond effectively to competitive pressures; and

         - continue to develop and upgrade our technology and distribute any future joint venture partner's technology.

         If we are unsuccessful in addressing these risks, our business, financial condition and results of operations will be materially and adversely affected.

OUR INTERNET RELATED BUSINESS MAY HAVE DIFFICULTY COMPETING. Our businesses, insofar as they relate to the Internet, compete in the Internet market which is characterized by increasing competition from "brand-named" entities and the rapid adoption of new technologies. We might in the future face competition from a wide range of companies including, but not limited to, Internet service providers (ISP's) and Internet portals such as Yahoo!, America On Line and Earthlink, and from applications service providers (ASP's) such as SAP, J.D. Edwards and PeopleSoft. In addition, we could encounter competition from new sources as the Internet and wireless technology markets continue to evolve.

         Our competitors may have capabilities and resources equal to or greater than we do. In addition, there are relatively few barriers preventing competitors from entering the Internet industries in which we compete. As a result, new companies may enter into the market at any time and threaten the business of our Internet operations. Existing or future competitors may develop or offer comparable or superior services at a lower price, which could have a material adverse effect on the business, financial condition and results of operations of our Internet business.

SIGNIFICANT COMPETITION IN PROVIDING INTERNET SERVICES AND WIRELESS SERVICES COULD REDUCE THE DEMAND FOR AND PROFITABILITY OF OUR SERVICES. Though our focus is predominately upon business-to-business e-commerce in emerging Internet economies, wherein there presently is little competition, the wireless component sector is very COMPETITIVE. For example, we may compete with cellular communications companies such as CellNet; other satellite communications companies, such as Globalstar, and even other licensed resellers for Orbcomm. In addition, a number of multinational corporations, including giant communications carriers, such as Qualcomm and Worldcom and some of the regional operating companies, are offering, or have announced plans to offer wireless remote asset communications.

         In the future, our competitors in the business-to-business e-commerce realm, as opposed to the wireless and Internet communications arena, may even include prospective customers such as major multinational oil companies and automobile manufacturers. We believe that new competitors, which may include computer software and services, telephone, energy, environmental and other companies, are likely to enter the services market. Competition for electronic commerce partners is intense and is expected to increase significantly in the future because there are no substantial barriers to entry in our market.

         In addition, we believe that the Internet service and on-line service businesses will further consolidate in the future. We believe this could result in increased price and other competition in the industry and adversely impact us. This may cause us to lower our fees in order to compete in an already limited market space.

         Many of our Internet and wireless technology competitors possess financial resources significantly greater than what we might expect to have and, accordingly, could initiate and support prolonged price competition to gain market share. Many competitive products and services are marketed by companies which:

         -        are well established;

         - have reputations for success in the development and sale of products and services; and

         - have significantly greater financial, marketing, distribution, personnel and other resources, thereby permitting them to implement extensive advertising and promotional campaigns, both general and in response to efforts by additional competitors to enter into new markets and introduce new products and services.

         We believe we will be able to compete favorably in these areas. However increased competition in any one of these areas could materially adversely affect our business, financial condition and results of operations. Other factors that will affect our success in these markets include our continued ability to attract additional experienced marketing, sales and management talent, in the communications, energy and related industries, and in the area of government environment regulations, and the expansion of support, training and field service capabilities.

         The Internet and the technology industries are characterized by frequent introduction of new products and services, and are subject to changing consumer preferences and industry trends, which may adversely affect our ability to plan for future design, development and marketing of our products and services. The markets for our products and services are also characterized by rapidly changing technology and evolving industry standards, often resulting in product obsolescence or short product life cycles.

WE ARE UNCERTAIN OF OUR PRODUCTS BEING ACCEPTED BY THE MARKET. Achieving market acceptance for our products and services requires substantial marketing efforts and the expenditure of significant funds, which we don't currently have, to create both awareness and demand.

         Because demand by our customers may be interrelated, any lack or lessening of demand could have a negative affect on overall market acceptance of our products and services. Markets may not develop for our Internet related business, and we may not be able to meet our current marketing objectives or succeed in positioning ourselves as a key player in the Internet industry.

RELIANCE ON NEW PRODUCTS. Intrex's business and financial plan focuses on a product line which is relatively new. We do not know whether sales levels sufficient to run our business profitably (or sufficient to continue Intrex's operations at all) can be achieved and, if achieved, maintained. Internal cash generated by operations may not permit the level of research and development spending required to further new product improvements and outside financing may not be available.

PRODUCT OBSOLESCENCE. Intrex's business is at risk if it does not continue to upgrade and improve its products. Typically, the communications industry is characterized by a consistent flow of new improved products which render existing products obsolete. The market may not consider our products to be superior or equivalent to existing or future competitive products and we may not be able to adapt to evolving markets and technologies, develop new products, achieve and maintain technological advantages or maintain prices competitive with other products.

SMALL CUSTOMER BASE: Intrex has recently completed beta testing of its products and is now beginning its marketing efforts. Intrex has not yet built a significant customer base and may be unable to do so.

RELIANCE ON SATELLITE SERVICE-PROVIDERS: Intrex, by relying on Orbcomm's satellites becoming and remaining fully operational or by relying on any other satellite provider, takes on the risks inherent to the satellite communications industry (for instance, the risks of damage to satellites caused by collisions in space with such things as meteor showers or space debris or the risk of damage from solar flares). Our ability to provide services, whether using the Orbcomm satellites or any other satellite, is dependent on the continued operation of those satellites and on our continued access to those satellites. We may not continue to have access to satellites or sufficient access to enable us to operate our business.

TECHNOLOGICAL RISKS: The Orbcomm satellites and any other satellite that may be used by Intrex is exposed to the risks inherent in a large-scale complex communications system employing advanced technology. Even if our system is built to specifications, the Orbcomm satellites or any other satellite that we may use will not always function as expected in a timely and cost-effective manner. Performance degradation in any satellite which we use may occur in the future.

DELAYS IN THE ORBCOMM LAUNCH SCHEDULE. Intrex's business plan assumes full deployment of the Orbcomm satellite network by mid-2000, to provide the intended 24 hours per day coverage. Although monitoring of stationary assets, such as gas wells, can be achieved without full satellite deployment, new and additional services requiring real time and mobile communication will be delayed. The Orbcomm satellite launches may not be successful. Satellite launches are subject to significant risks, including failure of the launch vehicle, which may result in disabling damage to or loss of the satellites, or failure of the satellites to achieve their proper orbit.

LIMITED LIFE OF SATELLITES. We may not be able to rely on Orbcomm, or any other satellite service provider, being able to finance its next generation of satellites. Our management understands that the first-generation satellites are designed to operate for the next five years.

REGULATORY RISKS: Our ability to expand into foreign markets may be affected by our ability to receive any necessary licences to operate. There is no assurance that we will be successful in gaining any required foreign regulatory authorizations. If we are not successful, services relying on the Orbcomm satellites will not be available in such countries. Some countries continue to require that a communications service is provided by a government-owned entity and in those countries we may be unable to provide service using the Orbcomm satellite.

IF WE DO NOT EFFECTIVELY IMPLEMENT OUR MARKETING STRATEGY AND EFFECTIVELY MANAGE OUR OPERATIONS, OUR BUSINESS COULD SUFFER. Implementation of our business plan will depend on, among other things, the following:

         - our ability to establish contractual arrangements targeting several market segments for our Internet business; and

         - hire and retain skilled management, financial, marketing, sales and other personnel.

Our marketing strategy and plans are subject to change as a result of a number of factors, including, but not limited to, progress or delays in:

         -        our marketing efforts;

         - changes in market conditions, including the emergence of significant supplementary markets;

         - the nature of possible strategic alliances which may become available to us in the future; and

         -        competitive factors.

WE MAY NOT BE ABLE TO IMPLEMENT SUCCESSFULLY OUR BUSINESS PLAN FOR OUR INTERNET RELATED BUSINESS OR OTHERWISE CONTINUE OUR OPERATIONS. In order to implement our business plan for our Internet and wireless technology business, we will be required to:

         -        improve our operating systems;

         - attract and retain skilled executive, management and technical personnel; and

         - successfully manage growth, including monitoring operations, controlling costs and maintaining effective quality, and service controls.

JOINT VENTURES, ACQUISITIONS OR STRATEGIC ALLIANCES MAY NOT BE AVAILABLE. We do not know if we will be able to identify any future joint ventures, acquisitions or strategic alliances or that we will be able to successfully finance these transactions. A failure to identify or finance future transactions may impair our growth. In addition, to finance these transactions, it may be necessary for us to raise additional funds through public or private financings. Any equity or debt financings, if available at all, may impact our operations and, in the case of equity financings, may result in substantial dilution to existing stockholders.

IN THE FUTURE WE WILL DEPEND ON THE DEVELOPING MARKET OF THE INTERNET. Our ability to derive revenues by providing online commerce and Internet and/or wireless technology related services will depend, in part, upon a developed and robust industry and the infrastructure for providing Internet access and carrying Internet traffic. The necessary infrastructure, such as a reliable network backbone, or complementary products, such as lower cost high speed cable modems, may not be developed or the Internet may not become a viable commercial marketplace in those segments we target. Critical issues concerning the commercial use of the Internet, including:

         -        security

         -        ease of use and access

         -        reliability

         -        quality of service

         -        cost

remain unresolved and may impact the growth of Internet use. In the event that the necessary infrastructure or complementary products are not developed or the Internet does not become a viable commercial marketplace, our future business, operating results and financial condition could be negatively affected if we were to expend significant resources for the development of Internet services.

CONCERNS ABOUT SECURITY OF ELECTRONIC COMMERCE TRANSACTIONS AND CONFIDENTIALITY OF INFORMATION ON THE INTERNET MAY REDUCE THE OVERALL INTERNET USE AND IMPEDE OUR GROWTH. A significant barrier to electronic commerce and confidential communications and transmissions over the Internet has been the need for security and reliability. Internet usage could decline if any well-publicized compromise of security occurred. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by these breaches or other problems with the general integrity of our system. Unauthorized persons could attempt to penetrate our network security. If successful, they could misappropriate proprietary information or cause interruptions in our services. As a result, we may be required to expend capital and resources to protect against or to alleviate these problems. Security breaches could have a material adverse effect on our business, financial condition and results of operations.

COMPUTER VIRUSES MAY CAUSE OUR SYSTEMS TO INCUR DELAYS OR INTERRUPTIONS AND MAY ADVERSELY AFFECT OUR BUSINESS. Computer viruses may cause our systems to incur delays or other service interruptions. In addition, the inadvertent transmission of computer viruses could expose us to a material risk of loss or litigation and possible liability. Moreover, if a computer virus affecting our system is highly publicized, our reputation could be materially damaged.

WE MAY BECOME SUBJECT TO BURDENSOME GOVERNMENT REGULATIONS AND LEGAL UNCERTAINTIES AFFECTING THE INTERNET WHICH COULD ADVERSELY AFFECT OUR BUSINESS. To date, governmental regulations have not materially restricted use of the Internet in our markets, except in so far as our business relates to environmental matters. However, the legal and regulatory environment that pertains to the Internet is uncertain and may change. Uncertainty and new regulations could increase our costs of doing business and prevent us from delivering our products and services over the Internet. The growth of the Internet may also be significantly slowed. This could delay growth in demand for our network and limit the growth of our revenues.

         In addition to new laws and regulations being adopted, existing laws may be applied to the Internet. New and existing laws may cover issues which include:

         -        sales and other taxes;

         -        user privacy;

         -        pricing controls;

         -        data security and integrity issues;

         -        characteristics and quality of products and services;

         -        consumer protection;

         -        cross-border commerce;

         -        libel and defamation;

         -        copyright, trademark and patent infringement; and

         - other claims based on the nature and content of Internet materials.

UNAUTHORIZED USE OF OUR INTELLECTUAL PROPERTY BY THIRD PARTIES MAY ADVERSELY AFFECT OUR BUSINESS. We regard our copyrights, service marks, trademarks, trade secrets and other intellectual property as important to our success. Unauthorized use of our intellectual property by third parties may adversely affect our business and our reputation. We rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our intellectual property rights. Despite our precautions, it may be possible for third parties to obtain and use our intellectual property without authorization. Furthermore, the validity, enforceability and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving. The laws of some foreign countries are uncertain or do not protect intellectual property rights to the same extent as do the laws of the United States.

WE MAY BE SUBJECT TO CLAIMS BASED ON THE CONTENT WE PROVIDE OVER OUR NETWORK. The laws in the United States and in other countries relating to the liability of companies which provide online services, like ours, for activities of their customers are currently unsettled. Claims have been made against online service providers and networks in the past for defamation, negligence, copyright or trademark infringement, obscenity, personal injury or other theories based on the nature and content of information. We could be subject to similar claims and incur significant costs in their defense.

RISKS RELATING TO OUR SECURITIES

POSSIBLE VOLATILITY OF COMMON STOCK PRICES. The market price of our common stock may be significantly affected by various factors, including, but not limited to, general economic conditions and those specific to our business, future acquisitions, if any, and our financial condition. Moreover, the price of our common stock may be affected by the significant number of shares of common stock outstanding, and the shares underlying outstanding warrants and/or options to purchase shares of our common stock. See "Market for Common Stock and Related Stockholder Matters."

SHARES ELIGIBLE FOR FUTURE SALES BY OUR CURRENT STOCKHOLDERS MAY AFFECT OUR STOCK PRICE AND POTENTIAL FUTURE DILUTION. Approximately 6.4 million of the approximately 46.6 million shares of common stock outstanding as of March 17, 2000 are "restricted securities" as such term is defined in Rule 144 promulgated under the Securities Act. Restricted securities may only be publicly sold pursuant to an effective registration statement under the Securities Act or in accordance with applicable exemptions from the registration requirements of the Securities Act. Rule 144 provides for the public sale by affiliates and non-affiliates of limited quantities of restricted securities without registration under the Securities Act when the securities are held over one year. Non-affiliates that hold the restricted securities over two years may sell an unlimited quantity of the restricted securities. Currently, approximately 3.0 million shares of restricted securities are held by non-affiliates for over two years and approximately 200,000 are held by non-affiliates for less than one year.

We are unable to predict the effect that sales made pursuant to this prospectus, Rule 144 or otherwise may have on the then prevailing market price of our securities, although sales of substantial amounts of shares by existing stockholders, or even the potential of such sales, may be expected to have an adverse effect on the trading price and market for our securities.

YOUR OWNERSHIP INTEREST MAY BECOME DILUTED. In the event that our stock price increases, holders of outstanding options and warrants may elect to exercise them, and holders of outstanding notes may elect to convert them, resulting in dilution of other stockholders' interests. As of March 17, 2000, we had outstanding 9,732,512 Class E warrants and 1,895,175 Class D warrants. Each Class E Warrant is currently exercisable by the holder thereof to purchase one share of common stock at an exercise price of $.35 per share through October 23, 2000, increasing gradually to $.90 per share through October 23, 2003. Each Class D Warrant is currently exercisable by the holder thereof to purchase one share of common stock at an exercise price of $1.25 through the expiration date of September 15, 2000. There are an additional 37,500 warrants each exercisable at $.90, 1,637,000 warrants each exercisable at $1.00 and 75,000 warrants each exercisable at $0.35 (collectively with the Class E warrants and Class D warrants, the "Outstanding Warrants"). The convertible preferred stockholders currently have the right to convert the 207,848 shares of convertible preferred stock outstanding into

2,078,480 shares of common stock, as adjusted, and redemption under certain circumstances. The holders of the 8% Senior Convertible Notes have the right to convert their notes into an aggregate of 3,517,391 shares of common stock, assuming a conversion price of $.23, subject to adjustment and redemption under certain circumstances. The holders of the notes will also receive upon conversion, warrants to purchase 3,517,391 shares of common stock (in addition to 3,530,435 warrants issuable for notes recently converted), exercisable at $.23 for approximately two years from issuance. In addition, we have previously registered an additional 2,113,942 shares of common stock and intend to register 5,000,000 shares of common stock underlying a like number of options (3,723,942 options outstanding; 3,390,000 options authorized, but not granted) and 250,000 shares of common stock issuable pursuant to an Employee Stock Purchase Plan pursuant to registration statements on Forms S-8. In addition, 600,000 shares of common stock are issuable upon exercise of options to purchase 200,000 shares exercisable at $0.18 per share; 200,000 shares at $.50 per share; and 200,000 shares at $1.00 per share granted pursuant to a Consulting Agreement dated May 10, 1999.

During the terms of our warrants, options, convertible preferred stock and notes, the holders may be able to purchase shares of common stock at prices substantially below the then current market price of our common stock, with a resultant dilution in the interests in the existing common stockholders. The holders of the warrants, options, convertible preferred stock and notes may be expected to exercise their rights to acquire shares of common stock at times when we might be able to obtain needed capital through a new offering of securities on terms more favorable than those provided by these outstanding securities. Thus, exercise of the warrants, and options and/or the conversion of convertible preferred stock and notes may be expected to have a depressive effect on the market price for the common stock and might adversely affect the terms on which we may be able to obtain additional financing or additional capital. In addition, the exercise or conversion of the warrants, options, convertible preferred stock or notes and the subsequent sales of shares of common stock by holders of such securities pursuant to a registration statement, under Rule 144, or otherwise, could have an adverse effect upon the market for our securities. Moreover, warrant holders who fail to exercise their warrants will experience a corresponding decrease in their interest held in us relative to the ownership interest held by exercising warrant holders.

CLASSIFIED BOARD OF DIRECTORS. Our by-laws provide for a classified Board of Directors with board members serving staggered three-year terms. The Board has three classes of directors serving for three-year terms, with one class of directors to be elected at each annual meeting of stockholders. The classification of Directors has the effect of making it more difficult to change the composition of the Board of Directors and more difficult for a third-party to acquire us.

PREFERRED STOCK AUTHORIZATION. Our Certificate of Incorporation authorizes the issuance of a maximum of 10,000,000 shares of "blank check" preferred stock, $.001 par value with such designations, rights and preferences as may be determined from time to time by our Board of Directors. As of March 17, 2000, we had 207,848 shares of Preferred Stock outstanding currently convertible into 2,078,840 shares of common stock. We cannot assure you that we will not issue additional preferred stock in the near future. If issued, the terms of a series of additional preferred stock could operate to the significant disadvantage of holders of outstanding convertible preferred stock and/or common stock. In addition, in the event of a proposed attempt to gain control of us where the Board of Directors does not approve, the Board could authorize the issuance of preferred stock as an anti-takeover device, which could prevent the completion of such a transaction to the detriment of public stockholders.

DISCLOSURE RELATING TO LOW-PRICED STOCKS. Our common stock, which is traded on the OTCBB, is subject to Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, which imposes various sales practice requirements on broker-dealers who sell securities governed by Rule 15g-9 to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by Rule 15g-9, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, Rule 15g-9 may have an adverse effect on the ability of broker-dealers to sell our securities and may affect the ability of purchasers in this offering to sell our securities in the secondary market and otherwise affect the trading market in the common stock.

The Commission has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." If our securities become subject to the penny stock rules, investors in the offering may find it more difficult to sell their shares. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker dealer salesperson compensation information, must be given to the customer orally or in writing before or with the customer's confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

YEAR 2000. We have not experienced any disruptions in our operations, nor have there been reports of customer disruptions, as a result of Year 2000 issues.

This prospectus contains certain forward-looking statements that are subject to significant risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from historical results and results anticipated by the forward looking statements contained in the following discussion. Such factors and risks include, but are not limited to, intense competition, price cutting, dependence on key personnel, the economic environment, the ability to develop, market, and support new products and the ability of FiberChem to manage its growth.

For all of the aforesaid reasons and others set forth herein, the purchase of securities offered hereby involves a high degree of risk. Any person considering an investment in the securities offered hereby should be aware of these and other factors set forth in this prospectus. The securities should be purchased only by persons who can afford to absorb a total loss of their investment in us and have no need for a return on their investment.

                                 USE OF PROCEEDS

         FiberChem will not receive the proceeds from the sales of common stock or warrants by the selling securityholders. However, FiberChem may receive up to $7,782,097 from the sale of up to 13,712,187 shares of common stock offered by FiberChem upon exercise of the warrants and options. FiberChem intends to use these funds for working capital and other general corporate purposes.

          MARKET FOR COMMON STOCK AND RELATED STOCKHOLDERS MATTERS

         FiberChem's common stock was traded on the Nasdaq/SCM under the symbol "FOCS" until February 25, 1998, when it was delisted. Since then it has been traded on the OTCBB. The following table sets forth the high and low trade prices of the common stock for the periods shown through February 25, 1998 as reported by Nasdaq and as reported by the National Quotation Bureau thereafter. The class E warrants commenced trading on the OTCBB on December 7, 1998. The prices quoted on the OTCBB reflect inter-dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions.

                                                       High             Low
                                                       ----             ---
   COMMON STOCK

   FISCAL YEAR ENDED SEPTEMBER 30, 1998

   First Quarter                                         $0.28          $0.12
   Second Quarter                                         0.22           0.12
   Third Quarter                                          0.24           0.16
   Fourth Quarter                                         0.15           0.11

   FISCAL YEAR ENDED SEPTEMBER 30, 1999

   First Quarter                                         $0.23          $0.15
   Second Quarter                                         0.28           0.13
   Third Quarter                                          0.23          0.125
   Fourth Quarter                                         0.21           0.12

   FISCAL YEAR ENDING SEPTEMBER 30, 2000

   First Quarter                                         $0.30          $0.11
   Second Quarter (through March 22, 2000)             2.03125           0.15

                                                       High             Low
                                                       ----             ---
   CLASS E WARRANTS

   FISCAL YEAR ENDED SEPTEMBER 30, 1999

   First Quarter (December 7, 1998-December 31, 1998)    $0.01          $0.01
   Second Quarter                                         0.12           0.03
   Third Quarter                                          0.02          0.001
   Fourth Quarter                                        0.035          0.007

   FISCAL YEAR ENDED SEPTEMBER 30, 2000

   First Quarter                                          0.11          .0001
   Second Quarter (through March 22, 2000)               1.187           0.03


         On March 22 , 2000, the closing sales price of the common stock and Class E Warrants on the OTCBB were $1.09 and $.50, respectively.

         At March 21, 2000, there were approximately 534 holders of record of common stock, 48 holders of record of class D warrants and 65 holders of record of Class E Warrants. We estimate that we have approximately 3,500 beneficial holders of our common stock.

         The class D warrants have traded only sporadically and have not been quoted on any market for more than the past two years.

                                 DIVIDEND POLICY

         The payment of dividends by FiberChem is within the discretion of its Board of Directors and depends in part upon our earnings, capital requirements and financial condition. Since our inception, we have not paid any dividends on our common stock and do not anticipate paying such dividends in the foreseeable future. FiberChem intends to retain earnings, if any, to finance our operations.

         Pursuant to the terms of the FiberChem's convertible preferred stock, dividends are payable annually on November 1st. The holders of the convertible preferred stock may elect to receive their dividend payments in cash at a rate of 11% of the liquidation value, or in additional shares of convertible preferred stock at the rate of 8% the number of shares of convertible preferred stock held by such holder on the date of declaration. In September, 1999, FiberChem's Board of Directors determined that, in view of the recent trading price of FiberChem's common stock and in view of FiberChem's current cash position, it would not be appropriate to declare the annual dividend payable on the convertible preferred stock on November 1, 1999. As a result, that dividend will accumulate in accordance with the terms of the convertible preferred stock. The undeclared dividends in arrears as of March 17, 2000 are $1,028,848 if elected entirely in cash or 53,981 additional shares of convertible preferred stock if elected solely in shares. No assurance can be given that FiberChem will be able to make dividend distributions in the future if the holders of the convertible preferred stock request cash.

                             SELLING SECURITYHOLDERS

         The following table sets forth certain information known to FiberChem with respect to beneficial ownership as of March 17, 2000, of the common stock by each selling securityholder before the offering, the number of shares of Common Stock and the number of class D warrants and class E warrants to be offered and the beneficial ownership of common stock immediately after the offering assuming the securities to be offered by them are sold, in which case none of the selling securityholders would beneficially own any class D or class E warrants after the offering:

-----------------------------------------------------------------------------------------------------------------------------

                                                                                Number of Shares of
                                                                                 Common Stock,
                              Shares of Common             Number of             Class D Warrants,
                             Stock Beneficially       Class D and Class E         Class E Warrants        Shares of Common
                             Owned Prior to the      Warrants Beneficially       and Common Stock        Stock Beneficially
                              Offering (1)(2)          Owned Immediately        Underlying Class D        Owned After the
                                                     Prior to the Offering          and Class E             Offering (3)
                                                                                    Warrants
                                                                                 Being Offered
-----------------------------------------------------------------------------------------------------------------------------
Selling Securityholder         Number          %        Number         %                                    Number        %
-----------------------------------------------------------------------------------------------------------------------------
Geoffrey F. Hewitt (4)         2,165,819      4.5       532,528        4.6       285,628 Shs.              1,347,663     2.3
                                      (5)               E Wrnts                  532,528 E Wrnts.
                                                                                 532,528 Underlying Shs.
-----------------------------------------------------------------------------------------------------------------------------
Byron A. Dennenberg (4)        1,760,476      3.7       360,238        3.7       132,965 Shs.              1,267,273     2.2
                                      (6)               E Wrnts.                 360,238 E Wrnts.
                                                                                 360,238 Underlying Shs.
-----------------------------------------------------------------------------------------------------------------------------
Irwin J. Gruverman (4)         1,460,815      3.0       302,705        3.1       8,620 Shs.                  855,405     1.5
                                     (7)                E Wrnts.                 8,620 E Wrnts.
                                                                                 8,620 Underlying Shs.
-----------------------------------------------------------------------------------------------------------------------------
G&G Diagnostics, L.P. II(4)    1,170,095      2.5       294,085        3.0       294,085 Shs.                581,925     1.0
                                      (8)               E Wrnts.                 294,085 E Wrnts.
                                                                                 294,085 Underlying Shs.
-----------------------------------------------------------------------------------------------------------------------------
Walter Haemmerli               6,877,674     13.4       895,800                  610,000 Shs.              4,029,874     6.6
                                     (9)                D Wrnts.      47.3       32,000 D Wrnts.
                                                        976,000                  610,000 E Wrnts.
                                                        E Wrnts.      10.0       642,000 Underlying Shs.
-----------------------------------------------------------------------------------------------------------------------------


                                                                                                                      22

-----------------------------------------------------------------------------------------------------------------------------
Privatbank Vermag AG (4)       4,169,160      8.4       863,800 D                366,000 Shs.              2,573,360     4.3
                                     (10)               Wrnts.        45.5       863,800 D Wrnts.
                                                        366,000 E                366,000 E Wrnts.
                                                        Wrnts.         3.8       1,229,800 Shs.
-----------------------------------------------------------------------------------------------------------------------------
Melvin W. Pelley (4)           2,387,901      5.0       482,040        5.0       187,040 Shs.              1,718,821     2.9
                                     (11)               E Wrnts.                 482,040 E Wrnts.
                                                                                 482,040 Underlying Shs.
-----------------------------------------------------------------------------------------------------------------------------
Thomas A. Collins (4)            509,962      1.1       32,481          *        32,481 Shs.                 445,000      *
                                     (12)               E Wrnts.                 32,481 E Wrnts.
                                                                                 32,481 Underlying Shs.
-----------------------------------------------------------------------------------------------------------------------------
Gerald T. Owens (4)              409,237      1.0       39,965                   36,207 Shs.                 296,858      *
                                     (13)               D Wrnts.       2.1       39,965 D Wrnts.
                                                        36,207                   36,207 E Wrnts.
                                                        E Wrnts.        *        76,172 Underlying Shs.
-----------------------------------------------------------------------------------------------------------------------------
Continental Capital &          1,599,000      3.4          -            -        999,000 Shs.                600,000     1.0
Equity Corp.                         (14)
-----------------------------------------------------------------------------------------------------------------------------
Totals (15)                   17,170,884     30.4       935,765                  2,952,053 Shs.            11,790,694   18.3
                                                        D Wrnts.      49.4%        935,765 D Wrnts.
                                                        2,722,199                2,722,199 E Wrnts.
                                                        E Wrnts.      28.0%      3,657,964 Underlying Shs.
-----------------------------------------------------------------------------------------------------------------------------

*        Less than 1% of the total number of shares issued and outstanding.

(1) Unless otherwise noted, FiberChem believes that all persons named in the table have sole voting and investment power with respect to the shares beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options or upon the conversion of convertible securities.

(2)      Based on 46,618,524 common stock outstanding as of March 17, 2000.

(3)      Based on 58,246,211 shares to be outstanding following this offering.

(4) Geoffrey F. Hewitt is Chairman of the Board of Directors, Chief Executive Officer and President of FiberChem, as well as Chief Executive Officer of our subsidiary FCI Environmental, Inc.; Byron A. Denenberg is a director of FiberChem; Irwin J. Gruverman is a director of FiberChem; Walter Haemmerli is a director of FiberChem and is a director and Vice-Chairman of Privatbank Vermag AG; Melvin W. Pelley is Chief Financial Officer and Secretary of FiberChem and Chief Financial Officer of FCI Environmental, Inc.; Thomas A. Collins is President of FCI Environmental, Inc.; Gerald T. Owens is a Director of FiberChem.

         G&G Diagnostics, L.P. II is a limited partnership of which Irwin J. Gruverman is a general partner;

(5) Includes 532,502 Class E Common Stock Purchase Warrants and an aggregate of 765,000 shares of Common Stock issuable upon exercise of a like number of options. Also includes 132 shares of Common Stock and 27 Class E Common Stock Purchase Warrants held by Mr. Hewitt's minor child.

(6) Includes 360,238 Class E Common Stock Purchase Warrants and an aggregate of 138,142 shares of Common Stock issuable upon exercise of a like number of options.

(7) Includes 8,620 Class E Common Stock Purchase Warrants and an aggregate of 164,000 shares of Common Stock issuable upon exercise of a like number of options. Also includes 409,785 shares of Common Stock, 8,161 shares of Convertible Preferred Stock, convertible into 81,610 shares of common stock, 294,085 Class E Common Stock Purchase Warrants, and a $50,000 note convertible into 384,615 shares of Common Stock held by G&G Diagnostics, L.P. II, of which Mr. Gruverman is a principal.

(8) Includes 8,161 shares of Convertible Preferred Stock convertible into 81,610 shares of Common Stock, 294,085 Class E Common Stock Purchase Warrants, and a $50,000 note convertible into 384,615 shares of Common Stock.

(9) Includes 32,000 Class D Common Stock Purchase Warrants, 3,586 shares of Convertible Preferred Stock convertible into 35, 860 shares of Common Stock, 610,000 Class E Common Stock Purchase Warrants, an aggregate of 125,000 shares of Common Stock issuable upon exercise of a like number of options, $156,000 of Senior Convertible 8% notes convertible into 678,261 shares of Common Stock held by Manport AG, of which company Mr. Haemmerli is Chief Executive Officer, and a $50,000 9% note convertible into 384,615 shares of Common Stock. Also includes 1,286,500 shares of Common Stock, 863,800 Class D Common Stock Purchase Warrants, 366,000 Class E Common Stock Purchase Warrants, and 165,286 shares of Convertible Preferred Stock convertible into 1,652,860 shares of Common Stock, all held by Privatbank Vermag A.G., Chur Switzerland, as custodian for certain customers, of which company Mr. Haemmerli is Vice-Chairman.

(10) Includes 863,800 Class D Common Stock Purchase Warrants, 366,000 Class E Common Stock Purchase Warrants, and 165,286 shares of Convertible Preferred Stock convertible into 1,652,860 shares of Common Stock.

(11) Includes 482,040 Class E Common Stock Purchase Warrants, an aggregate of 530,000 shares of Common Stock issuable upon exercise of a like number of option, and $65,000 in Convertible 9% Notes, convertible into 555,958 shares of Common Stock.

(12) Includes 32,481 Class E Common Stock Purchase Warrants and an aggregate of 395,000 shares of Common Stock issuable upon exercise of a like number of options.

(13) Includes 39,965 Class D Common Stock Purchase Warrants, 36,207 Class E Common Stock Purchase Warrants and an aggregate of 192,000 shares of Common Stock issuable upon exercise of a like number of options.

(14) Shares and warrants issued as compensation for financial consulting services. Includes 600,000 Warrants to purchase Common Stock.

(15) Shares which are deemed beneficially owned by more than one selling securityholder have been included in the totals only once.

                              PLAN OF DISTRIBUTION

         The shares of common stock issuable upon exercise of the class D and class E warrants are being offered by FiberChem directly to securityholders without an underwriter.

         The shares of common stock issuable upon exercise of the balance of warrants and options covered by this prospectus also are being offered by FiberChem directly to the securityholders, without an underwriter.

         The 965,765 outstanding class D warrants being offered pursuant to this prospectus are part of an authorized class of 2,664,103 identical warrants, of which 1,895,175 warrants were outstanding at March 17, 2000. The class D warrants have traded only sporadically and are not quoted on any securities market. They are being offered by the holders thereof and may be sold in the over-the-counter market, or privately, through broker-dealers selected by the holders thereof, or as principals.

         Holders of the class D warrants offered by this prospectus who exercise the warrants may sell the common stock purchased upon their exercise in the over-the-counter market, or privately, through broker dealers selected by the holders thereof, or as principals.

         The 2,722,199 outstanding class E warrants being offered pursuant to this prospectus, are part of a class of 9,542,512 originally issued identical warrants that are publicly traded. They are being offered by the holders thereof and may be sold in the over-the-counter market, or privately, through broker-dealers selected by the holders thereof, or as principals.

         Holders of the class E warrants offered by this prospectus who exercise the warrants may sell the common stock purchased upon their exercise in the over-the-counter market, or privately, through broker dealers selected by the holders thereof, or as principals.

         There are 2,952,053 shares of outstanding common stock covered by this prospectus offered by the holders thereof for their own account and not that of FiberChem. Such shares may be sold in the over-the-counter market through brokers, or otherwise.

         Usual and customary or negotiated brokerage fees or commissions may be paid by the holders in connection with such sales.

         The selling securityholders, their respective transferees, intermediaries, donees, pledgees or other successors in interest through whom the selling securityholders' common stock and warrants are sold may be deemed "underwriters" within the meaning of Section 2(11) of the Securities Act, with respect to the securities offered and any profits realized or commissions received may be deemed to be underwriting compensation. Any broker-dealers that participate in the distribution of the selling securityholders' securities may be deemed to be "underwriters," as defined in the Securities Act, and any commissions, discounts, concessions or other payments made to them, or any profits realized by them upon the resale of any selling securityholders' securities purchased by them as principals, may be deemed to be underwriting commissions or discounts under the Securities Act.

         FiberChem will pay all expenses incident to the registration of the securities covered by this prospectus. FiberChem will not pay, among other expenses, commissions and discounts of brokers, dealers or agents.

         The sale of the common stock and warrants are subject to the prospectus delivery and other requirements of the Securities Act. To the extent required, FiberChem will use its best efforts to file and distribute, during any period in which offers or sales are being made, one or more amendments or supplements to this prospectus or a new registration statement to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus, including, but not limited to, the number of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by the underwriter for securities purchased from a selling securityholder, any discounts, commissions or concessions allowed or reallowed or paid to dealers and the proposed selling price to the public.

         Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the securities of FiberChem offered by this prospectus may not simultaneously engage in market-making activities with respect to the common stock of FiberChem during the applicable "cooling off" period five business days prior to the commencement of such distribution. The selling securityholders will also be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, Regulation M, in connection with transactions in the securities, which provisions may limit the timing of purchases and sales of securities by the selling securityholders.

                            DESCRIPTION OF SECURITIES

         The following summary descriptions of FiberChem's securities are qualified in their entirety by reference to FiberChem's Certificate of Incorporation and By-Laws, copies of which are available upon request.

COMMON STOCK

         FiberChem is authorized to issue 150,000,000 shares of common stock, $.0001 par value, of which 46,618,524 shares of common stock were issued and outstanding as of March 17, 2000. As of March 17, 2000, there were approximately 534 record holders of common stock. All of the outstanding shares of common stock are duly and validly issued, fully paid and non-assessable.

         Subject to the rights of the holders of preferred stock, holders of common stock are entitled to receive, pro rata, such dividends and distributions as may, from time to time, be declared by the Board of Directors, from funds legally available therefor. FiberChem has not paid any cash dividends on its common stock and does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy". In the event of liquidation, dissolution or winding up of FiberChem, holders of common stock are entitled to share ratably in all assets of FiberChem available for distribution to holders of common stock, subject to the rights of creditors and holders of preferred stock. The holders of common stock are not subject to redemption, further calls or assessments by FiberChem. Holders of common stock have no preemptive, subscription or conversion rights.

         Holders of common stock are entitled to one vote per share on all matters submitted to the stockholders, and the holders of the majority of the outstanding shares of common stock currently constitute a quorum at any meeting of stockholders.

         Since the common stock does not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect the Directors of FiberChem. However, FiberChem's Board of Directors is divided into three classes, each of which is to be elected for three-year terms. As the term of each class expires, Directors of that class are elected for full three-year terms. FiberChem's Board of Directors currently has five Directors.

CLASS D WARRANTS

         In 1990, FiberChem issued 2,205,871 class D warrants in connection with a rights offering. Each class D warrant entitles the holder thereof to purchase one share of FiberChem's common stock at an exercise price of $1.25 per share through September 15, 2000. The class D warrants are not subject to redemption.

         The class D warrants contain provisions that protect the holders thereof against dilution. The exercise price is subject to adjustment in the event of stock splits, stock dividends, reclassifications, recapitalizations, reorganizations, mergers or consolidations of FiberChem and certain other events.

         The class D warrants may be exercised upon surrender of the class E warrant certificate on or prior to the expiration date at the offices of FiberChem, with the exercise form on the reverse side of the class D warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (by check payable to FiberChem) for the number of Class D warrants being exercised. The class D warrant holders do not have the right or privileges of holders of common stock.

         Corporate Stock Transfer located in Denver, Colorado, is the Warrant Agent with respect to the class D warrants.

         There are 1,895,175 shares of common stock issuable upon exercise of the class D warrants covered by this prospectus.

CLASS E WARRANTS

         In 1998 and 1999, FiberChem issued 9,842,512 class E warrants in connection with a rights offering and in exchange for other outstanding warrants. Each class E warrant entitles the holder thereof to purchase one share of FiberChem's common stock at an exercise price of $.35 per share from October 24, 1999 through October 23, 2000; $.50 per share from October 24, 2000 through October 23, 2001; $.70 per share from October 24, 2001 through October 23, 2002; and $.90 per share from October 24, 2002 through October 23, 2003.

         The Class E Warrants may be redeemed by FiberChem, if for any period of 30 consecutive trading days the last reported sales price for its common stock for each trading day during such period is at least 200% of the then current exercise price, subject to adjustment. FiberChem may then, upon notice to the registered holders, redeem the Class E Warrants at a price of $.05 per warrant.

         The Class E Warrants contain provisions that protect the holders thereof against dilution. The exercise price is subject to adjustment in the event of stock splits, stock dividends, reclassifications, recapitalizations, reorganizations, mergers or consolidations of FiberChem and certain other events.

         The Class E Warrants may be exercised upon surrender of the Class E Warrant certificate on or prior to the expiration date at the offices of FiberChem, with the exercise form on the reverse side of the Class E Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (by check payable to FiberChem) for the number of Class E Warrants being exercised. The Class E Warrant holders do not have the rights or privileges of holders of common stock.

         Corporate Stock Transfer located in Denver Colorado is the Warrant Agent with respect to the Class E Warrants.

         There are 9,732,512 shares of common stock issuable upon exercise of the Class E warrants covered by this prospectus.

         FiberChem is required to have a current registration statement on file with the Securities and Exchange Commission and to effect appropriate qualifications under the laws and regulations of the states in which the holders of Class D and Class E Warrants reside in order to comply with applicable laws in connection with the exercise of the Class D and Class E Warrants and the resale of the shares of common stock issuable upon such exercise. FiberChem will be required to file post-effective amendments or supplements to its registration statement when subsequent events require such amendments or supplements in order to continue the registration of the Class D and Class E Warrants, and the shares issuable upon exercise of the Class D and Class E Warrants and to take appropriate action under state securities laws. There can be no assurance that FiberChem will be able to keep its registration statement current or to effect appropriate action under applicable state securities laws, the failure of which may prevent the sale of the Class D and Class E Warrants and the exercise of the Class E Warrants and resale or other disposition of the underlying shares to be effected.

OTHER WARRANTS

         FiberChem sold 3,333,333 warrants to non U.S. persons in May 1996, of which 1,637,000 warrants are outstanding. Each warrant entitles the holder thereof to purchase one share of common stock at an exercise price of $1.00, subject to adjustment in certain events, at any time on or before May 30, 2001. The exercise price is subject to adjustment upon the occurrence of certain events, including but not limited to: (i) stock dividends and certain other distributions; (ii) the subdivision, combination or reclassification of outstanding shares of common stock; (iii) issuances to all shareholders of FiberChem of rights or warrants to acquire shares of common stock at a price less than the then current market price for the common stock; (iv) issuances of common stock at a price less than the then fair market value, and (v) the distribution to all holders of common stock of debt securities of FiberChem or options or rights or warrants to purchase securities of FiberChem (excluding those rights and warrants referred to above and cash dividends or distributions from current or retained earnings). FiberChem may at any time or from time to time reduce the exercise price temporarily or permanently. Holders of these warrants do not have any of the rights or privileges of stockholders of FiberChem.

         These warrants are subject to redemption at a price of $.05 per warrant (the "Redemption") at any time after May 13, 1997, if the average closing market price for the common stock as quoted on NASDAQ, or any subsequent exchange or market system on which the common stock is traded, has been at least two hundred percent (200%) of the exercise price for thirty
(30) consecutive days. The 1,637,000 shares of common stock issuable upon exercise of the outstanding warrants are covered by this prospectus.

         In September 1995, FiberChem issued warrants to purchase an aggregate of 75,000 shares of common stock at an exercise price of $.90 per share to two entities for consulting services. Warrants to purchase 37,500 shares remain outstanding. The 37,500 shares of common stock issuable upon exercise of the outstanding warrants are covered by this prospectus.

REPORTS TO STOCKHOLDERS

         FiberChem distributes to its stockholders annual reports containing financial statements audited and reported upon by its independent certified public accountants after the end of each fiscal year, and makes available such other periodic reports as FiberChem may deem to be appropriate or as may be required by law or by the rules or regulations of any stock exchange on which FiberChem's common stock is listed. FiberChem's fiscal year end is September 30.


                                  LEGAL MATTERS

         The legality of the securities offered by this prospectus will be passed upon for FiberChem by Snow Becker Krauss P.C., New York, New York. Snow Becker Krauss P.C. owns 330,775 shares of common stock and 302,275 Class E warrants. SBK Investment Partners, an investment entity of members of Snow Becker Krauss P.C. owns 100,000 shares of common stock and 6,250 Class D warrants.

                                     EXPERTS

         The consolidated balance sheet of FiberChem, Inc. and subsidiaries as of September 30, 1999 and the related consolidated statements of operations, stockholders' deficiency and cash flows for each of the two years in the period ended September 30, 1999 have been incorporated by reference and incorporated in the Registration Statement in reliance upon the report of Goldstein Golub Kessler LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                                TABLE OF CONTENTS


                                                                                 PAGE
                                                                                ------
Prospectus Summary
Risk Factors

Use of Proceeds

Market for Common Equity and Related Shareholders Matters
Selling Securityholders
Plan of Distribution
Description of Securities
Legal Matters
Experts



                              16,664,240 Shares of
                                  Common Stock,
                                 935,765 Class D
                                  Common Stock
                               Purchase Warrants,
                                2,722,199 Class E
                                  Common Stock
                                Purchase Warrants
                                       of
                                 FiberChem, Inc.

                                   -----------

                                   PROSPECTUS

                                   -----------

                                          , 2000
                                   -------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses payable by FiberChem in connection with the issuance and distribution of the securities being registered are estimated as follows:


         SEC Registration Fee..................................................................      $  2,148.31
                                                                                                        --------
         Printing  ............................................................................        11,000.00
                                                                                                       ---------
         Legal Fees and Expenses...............................................................        15,000.00
                                                                                                       ---------
         Accounting and Auditing Fees
          and Expenses.........................................................................         5,000.00
                                                                                                        --------
         Miscellaneous.........................................................................         1,851.69
                                                                                                        --------

              Total............................................................................      $ 35,000.00
                                                                                                     ===========

----------------------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law ("DGCL") permits a corporation organized thereunder to indemnify its directors and officers for certain of their acts. The Articles of Incorporation of FiberChem are framed so as to conform to the DGCL.

         The laws of Delaware provide for indemnification of officers and directors who are totally successful in defending themselves, by placing a restrictive provision in the Articles of Incorporation.

         Delaware law provides that a director who is found to be liable for negligence or misconduct in the performance of his duty to FiberChem, is indemnified if a court, upon application, finds that despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court deems proper.

         FiberChem's By-Laws provide for indemnification of officers and directors, except in relation to matters as to which they are finally adjudged to be liable for negligence or misconduct, but only if the corporation is advised in writing by its counsel that in his opinion the person indemnified did not commit such negligence or misconduct. The DGCL provides that an officer or director may be indemnified if he (a) conducted himself in good faith, (2) reasonably believed, in his official capacity with the corporation, that his conduct was in the corporation's best interest, or
(3) in all other cases, his conduct was at least not opposed to the corporation's best interest; however, if in connection with a proceeding by or in the right of the corporation in which he was adjudged liable to the corporation or in connection with any proceeding charging improper personal benefit to the director, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him, Delaware law provides that indemnification is not available.

ITEM 16. EXHIBITS


3.1      Articles of Incorporation of Registrant, as amended. (1)
3.2      By-Laws of Registrant. (2)
4.1      Class D Warrant Agreement of the Registrant with form of Warrant
         Certificate. (3)
4.2      Form of 8% Senior Convertible Note Due 1999 issued in the Company's
         February 1996 private placement. (4)
4.3      Form of Warrant to purchase Common Stock on or before May 31, 2001. (5)
4.4      Form of Class E Common Stock Purchase Warrant. (6)
*5.1     Opinion of Snow Becker Krauss P.C.
10.1     Lease Agreement and Reimbursement Agreement dated July 27, 1989 by and between the Company and Howard Hughes Properties for Hughes Airport
         Center, 1181 Grier Drive, Suite B, Las Vegas, Nevada. (7)
10.2     Amendment dated May 6, 1991 and September 26, 1991 to the Industrial
         Real Estate Lease (Exhibit 10.10) for the Company's facilities. (8)
10.3     Employee Stock Bonus Plan. (3)
10.4     Amendments dated October 23, 1990 and February 21, 1991 to the
         Industrial Real Estate Lease (Exhibit 10.10) for the Company's
         facilities. (9)
10.5     Non-qualified stock option plan. (10)
10.6     Qualified Stock Option Plan. (11)
10.7     Consulting  agreement by and between the Company and with Irwin J.
         Gruverman, dated November 4, 1993. (12)
10.8     Qualified Stock Option Plan. (13)

----------------------

(1) Incorporated by reference from the Company's January 13, 1988 Post Effective Amendment to the Registration Statement on Form S-18 (File No. 33-12097-C) as declared effective on March 3, 1988.
(2) Incorporated by reference from the Company's April 15, 1987 Amendment to the Registration Statement on Form S-18 (File No. 33-12097-C) as declared effective on March 3, 1988.
(3) Incorporated by reference from the Company's Registration Statement No. 33-35985
(4)      Incorporated by reference from the Company's Current Report on Form
         8-K for February 15, 1996.
(5)      Incorporated by reference from the Company's Current Report on Form
         8-K on July 15, 1996.
(6) Incorporated by reference from the Company's Registration Statement on Form SB-2 for October 23, 1998 (File No. 333-46555).
(7) Incorporated by reference from the Company's Registration Statement No 33-29338.
(8)      Incorporated by reference from the Company's Annual Report on Form
         10-K for September 30, 1991.
(9) Incorporated by reference from the Company's April 24, 1991 Post Effective Amendment to the Registration Statement on Form S-18 (File No. 33-35985) as declared effective on April 30, 1991.
(10) Incorporated by reference from the Company's Registration Statement on Form S-8 for April 28, 1992. (No. 33-47518).
(11)     Incorporated by reference from the Company's Proxy Statement dated
         May 3, 1993.
(12) Incorporated by reference from the Company's Report on Form 10-K for September 30, 1993.
(13)     Incorporated by reference from the Company's Proxy Statement dated
         May 23, 1994.
(14) Incorporated by reference from the Company's Report on Form 10-KSB for September 30, 1994.


10.9     FCI FiberChem, Inc. and FCI Environmental, Inc. 401(k) Profit Sharing
         Plan. (14)
10.10    Qualified Stock Option Plan (15)
10.11    License Agreement with Texas Instruments, Incorporated, dated June 15,
         1995. (16)
10.12    Cooperative Development Agreement with Texas Instruments, Incorporated, dated June 15, 1995. (16)
10.13    Form of Distribution Agreement. (17)
10.14    Form of agreement for services with Gordon Werner and others dated as of September 15, 1995. (17)
10.15    Agreement dated November 8, 1996 by and between FCI Environmental, Inc.
         and Alcohol Sensors International, Ltd.  CERTAIN INFORMATION IN THIS
         EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SEC PURSUANT TO
         A REQUEST FOR CONFIDENTIAL TREATMENT. (18)
10.16    Agreement dated October 1, 1996 by and between FCI Environmental, Inc.
         and Autronica AS. (18)
10.17    OEM Strategic Alliance Agreement dated June 30, 1996 by and between
         Whessoe Varec, Inc. and FCI Environmental, Inc. (18)
10.18    1997 Employee Stock Plan (19)
10.19    Employment agreement with Geoffrey F. Hewitt dated October 1, 1997.
        (20)
10.20    Employment agreement with Melvin W. Pelley dated October 1, 1997.
        (20)
10.21    Employment Agreement with Thomas A. Collins dated October 1, 1997.
        (20)
10.22    Amendment to Whessoe Varec, Inc. OEM Strategic Alliance Agreement
         dated August 13, 1997. (20)
10.23    Agreement dated October 2, 1997 between the Company and entrenet
         Group, L.L.C. (20)
*10.24   Agreement dated May 10, 1999 between the Company and Continental
         Capital & Equity Corporation 10.25 1999 Employee Stock Option Plan (21)
**13.1   Annual Report on Form 10-KSB for the fiscal year ended September 30,
         1999.
**13.2   Quarterly Report on Form 10-QSB for the fiscal quarter ended December
         31, 1999.
**13.3   Current Report Form 8-K (Date of Earliest Event Reported December 6,
         1999)
 *21.1   Subsidiaries of the Registrant.
 *23.1   The consent of Snow Becker Krauss P.C. is included in Exhibit 5.1
**23.2   Consent of Goldstein Golub Kessler LLP.
 *24.1   Powers of Attorney

-----------------------------------------

(15) Incorporated by reference from the Company's Report on Form S-8 for August 1, 1995.
(16) Incorporated by reference from the Company's Report on Form 8-K/A for August 30, 1995.
(17) Incorporated by reference from the Company's Report on Form 10-KSB for September 30, 1995.
(18) Incorporated by reference from the Company's Report on Form 10-KSB for September 30, 1996.
(19) Incorporated by reference from the Company's Proxy Statement dated May 20, 1997.
(20) Incorporated by reference from the Company's Report on Form 10-KSB for September 30, 1997.
(21) Incorporated by reference from the Company's registration statement on form S-8 filed March 1, 2000 (File No. 333-31412).

* Previously filed.

** Filed herewith.

Item 17.  UNDERTAKINGS

         RULE 415 OFFERING

         FiberChem hereby undertakes:

         (a)(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (e) REQUEST FOR ACCELERATION OF EFFECTIVE DATE. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by FiberChem of expenses incurred or paid by a director, officer or controlling person of FiberChem in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, FiberChem will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on March 24, 2000

                                FIBERCHEM, INC.

                                By:

                                        /s/ GEOFFREY F. HEWITT
                                        ------------------------------
                                        Geoffrey F. Hewitt
                                        CHIEF EXECUTIVE OFFICER
                                        (Principal Executive Officer)

                                By:
                                        /s/ MELVIN W. PELLEY
                                        ------------------------------
                                        Melvin W. Pelley
                                        CHIEF FINANCIAL OFFICER
                                        (Principal Financial and Accounting
                                         Officer)



      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on March 24, 2000 in the capacities indicated.


                    NAME                                      TITLE
                    ----                                      -----
                                            CHIEF EXECUTIVE OFFICER AND CHAIRMAN
 /s/ GEOFFREY F. HEWITT                     OF THE BOARD (PRINCIPAL EXECUTIVE
------------------------------              OFFICER)
 GEOFFREY F. HEWITT                         CHIEF FINANCIAL OFFICER
                                            (PRINCIPAL FINANCIAL AND ACCOUNTING
 /s/ MELVIN W. PELLEY                       OFFICER)
------------------------------
 MELVIN W. PELLEY

 */s/ WALTER HAEMMERLI                      DIRECTOR
------------------------------
 WALTER HAEMMERLI


                                     II-6




*/s/ IRWIN J. GRUVERMAN                    DIRECTOR
-------------------------------
IRWIN J. GRUVERMAN


*/s/ BYRON A. DENENBERG                    DIRECTOR
--------------------------------
BYRON A. DENENBERG

*/s/ GERALD T. OWENS                       DIRECTOR
--------------------------------
GERALD T. OWENS

*/s/ Geoffrey F. Hewitt
--------------------------------
  GEOFFREY F. HEWITT, as attorney-in-fact
   for each of the above persons.


EXHIBIT INDEX

Exhibit No.        Name
13.1           Annual Report on Form 10-KSB for the fiscal year ended September
               30, 1999.
13.2           Quarterly Report on Form 10-QSB for the fiscal quarter ended
               December 31, 1999.
13.3           Current Report on Form 8-K (Date of Earliest Event Reported
               December 6, 1999).
23.2           Consent of Goldstein Golub Kessler LLP.



                                    II-8